Exhibit 99.1

777 Main Street, Suite 1000 Fort Worth, Texas 76102 P | 817.348.1600 F | 817.348.1815 www.hallmarkgrp.com

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES FIRST QUARTER 2015 EARNINGS RESULTS

FORT WORTH, Texas, (May 7, 2015) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported first quarter 2015 net income of $5.3 million, or $0.28 per diluted share, compared to net income of $4.5 million, or $0.23 per diluted share, reported for first quarter 2014. Total revenues were $91.5 million for the first quarter of 2015 as compared to $87.1 million for the first quarter of 2014.

“I am pleased to report a strong start to the year with quarterly underwriting results at a level not seen in five years as evidenced by a combined ratio of 93.2% for the first quarter 2015,” said Naveen Anand, President and Chief Executive Officer. “All of our reporting segments delivered improved year-to-year first quarter combined ratios driven by the consistent and effective execution of our underwriting strategies. In an increasingly competitive environment, we continue to see positive rate momentum in all of our segments.”

Mr. Anand continued, “In another step towards sharpening our focus on specialty products that drive greater underwriting results across business cycles, we have entered into an agreement to sell the renewal rights to our small, non-core, mono-line workers’ compensation business. This business that we acquired in 2011 produces approximately $10 million in annual premium and has performed well under our ownership. We expect the deal to close by the end of the second quarter.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Book value per share was $13.62 at the end of the first quarter 2015, an increase of 9% over prior year. Total cash and investments have increased 7% over prior year to $672.8 million, or $35.01 per share and cash flow from operations were $3.7 million for the quarter. Hallmark’s cash balances (including restricted balances) totaled $140.3 million as of March 31, 2015.”

First Quarter
	2015	2014	% Change
	($ in thousands, unaudited)
Gross premiums written	125,059	116,082	8%
Net premiums written	90,374	82,921	9%
Net premiums earned	86,696	82,577	5%
Investment income, net of expenses	2,845	3,241	-12%
Net realized gains	584	185	216%
Total revenues	91,450	87,109	5%
Net income	5,343	4,548	17%
Net income per share - basic	$0.28	$0.24	17%
Net income per share - diluted	$0.28	$0.23	22%
Book value per share	$13.62	$12.54	9%
Cash flow from operations	3,709	5,107	-27%

First Quarter 2015 Commentary

Hallmark reported net income of $5.3 million for the first three months of 2015 as compared to net income of $4.5 million for the same period the prior year. On a diluted basis per share, the Company reported net income of $0.28 per share for first three months of 2015, as compared to net income of $0.23 per share for the same period the prior year.

Hallmark's consolidated net loss ratio was 64.7% for the first three months of 2015, as compared to 63.9% for the same period the prior year. Hallmark's net expense ratio was 28.5% for the first three months of 2015 as compared to 30.4% for the same period the prior year. Hallmark’s net combined ratio was 93.2% for the first three months of 2015 as compared to 94.3% for the same period the prior year.

During the first three months of 2015, Hallmark’s total revenues were $91.5 million, representing a 5% increase over the $87.1 million in total revenues for the same period the prior year. This increase in revenue was primarily attributable to higher net earned premiums in the Personal Segment, due mostly to an increase in retained premium under a renewed quota share reinsurance agreement effective October 1, 2014, as well as increased premiums produced in the E&S Commercial business unit. Further contributing to the increased revenue were higher realized gains recognized on the Company’s investment portfolio and lower adverse profit share commission revenue adjustments in the Standard Commercial Segment during the three months ended March 31, 2015 as compared to the same period of 2014. These increases in revenue were partially offset by lower net investment income during the three months ended March 31, 2015 as compared to the same period of 2014.

The increase in revenue for the three months ended March 31, 2015 was partially offset by increased loss and loss adjustment expenses (“LAE”) of $3.3 million as compared to the same period in 2014. The increase in loss and LAE was primarily the result of an increase in retained losses in the Personal Lines Segment under the renewed quota share reinsurance agreement discussed above. During the three months ended March 31, 2015 and 2014, the Company recorded favorable prior year net loss reserve development of $1.1 million and $1.2 million, respectively. Other operating expenses decreased due mostly to increased ceding commissions in the Specialty Commercial Segment from a quota share reinsurance agreement entered into during the second quarter of 2014 on commercial auto liability risks produced by a program underwriter in the E&S Commercial business unit, partially offset by higher salary and related expenses due to increased incentive compensation accruals.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial and personal lines of property/casualty insurance products, as well as providing other insurance related services. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Naveen Anand, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except par value)	Mar. 31	Dec. 31
ASSETS	2015	2014
Investments:	(unaudited)
Debt securities, available-for-sale, at fair value (cost: $466,976 in 2015 and $450,770 in 2014)	$467,057	$450,785
Equity securities, available-for-sale, at fair value (cost: $28,120 in 2015 and $25,360 in 2014)	65,466	56,444
Total investments	532,523	507,229
Cash and cash equivalents	130,451	130,985
Restricted cash	9,803	11,914
Ceded unearned premiums	55,123	53,376
Premiums receivable	82,124	71,003
Accounts receivable	1,839	3,141
Receivable for securities	1,291	932
Reinsurance recoverable	110,298	109,719
Deferred policy acquisition costs	21,130	20,746
Goodwill	44,695	44,695
Intangible assets, net	16,810	17,427
Prepaid expenses	4,063	1,823
Other assets	7,524	7,879
Total Assets	$1,017,674	$980,869
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Subordinated debt securities	$56,702	$56,702
Reserves for unpaid losses and loss adjustment expenses	422,605	415,135
Unearned premiums	202,251	196,826
Reinsurance balances payable	29,931	26,403
Pension liability	2,573	2,619
Payable for securities	14,524	1,321
Deferred federal income taxes, net	4,576	3,092
Federal income tax payable	3,413	968
Accounts payable and other accrued expenses	19,381	25,766
Total Liabilities	755,956	728,832
Commitments and contingencies

Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2015 and 2014	3,757	3,757
Additional paid-in capital	123,555	123,194
Retained earnings	124,981	119,638
Accumulated other comprehensive income	21,853	17,801
Treasury stock (1,654,443 shares in 2015 and 1,655,306 shares in 2014), at cost	(12,428)	(12,353)
Total Stockholders’ Equity	261,718	252,037
Total Liabilities & Stockholders' Equity	$1,017,674	$980,869

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended
($ in thousands, except share amounts; unaudited)	March 31
	2015	2014
Gross premiums written	$125,059	$116,082
Ceded premiums written	(34,685)	(33,161)
Net premiums written	90,374	82,921
Change in unearned premiums	(3,678)	(344)
Net premiums earned	86,696	82,577

Investment income, net of expenses	2,845	3,241
Net realized gains	584	185
Finance charges	1,299	1,384
Commission and fees	9	(290)
Other income	17	12
Total revenues	91,450	87,109

Losses and loss adjustment expenses	56,090	52,770
Operating expenses	25,914	26,136
Interest expense	1,140	1,152
Amortization of intangible assets	617	639
Total expenses	83,761	80,697

Income before tax	7,689	6,412
Income tax expense	2,346	1,864
Net income	$5,343	$4,548

Net income (loss) per share:
Basic	$0.28	$0.24
Diluted	$0.28	$0.23

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Mar. 31	(unaudited)
	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Gross premiums written	$22,309	$20,981	$81,766	$74,922	$20,984	$20,179	$-	$-	$125,059	$116,082
Ceded premiums written	(1,960)	(1,969)	(23,090)	(14,229)	(9,635)	(16,963)	-	-	(34,685)	(33,161)
Net premiums written	20,349	19,012	58,676	60,693	11,349	3,216	-	-	90,374	82,921
Change in unearned premiums	(785)	388	1,211	(1,420)	(4,104)	688	-	-	(3,678)	(344)
Net premiums earned	19,564	19,400	59,887	59,273	7,245	3,904	-	-	86,696	82,577

Total revenues	20,381	20,341	62,257	62,482	8,653	5,592	159	(1,306)	91,450	87,109

Losses and loss adjustment expenses	12,470	12,823	37,333	36,941	6,287	3,006	-	-	56,090	52,770

Pre-tax income (loss)	1,886	1,221	9,721	9,924	(296)	(31)	(3,622)	(4,702)	7,689	6,412

Net loss ratio (1)	63.7%	66.1%	62.3%	62.3%	86.8%	77.0%			64.7%	63.9%
Net expense ratio (1)	31.8%	32.7%	25.5%	26.5%	21.1%	37.5%			28.5%	30.4%
Net combined ratio (1)	95.5%	98.8%	87.8%	88.8%	107.9%	114.5%			93.2%	94.3%

Favorable (Unfavorable) Prior Year Development	1,362	1,193	211	(648)	(512)	658	-	-	1,061	1,203

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated as total underwriting expenses offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.